UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2007

HOST AMERICA CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	0-16196	06-1168423
(State or other jurisdiction of incorporation)	Commission File Number	IRS Employer Identification Number

Two Broadway Hamden, Connecticut		06518
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (203) 248-4100

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.  Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On February 23, 2007, C. Michael Horton and Peter Sarmanian resigned as directors of Host America Corporation (the "Company") to pursue personal business interests. Mr. Sarmanian served on the Company’s Audit Committee and Mr. Horton served on the Company’s Compensation Committee.

Appointment of Officers

On February 23, 2007, David J. Murphy, age 49, was appointed Chief Executive Officer and Michael C. Malota, age 43, was appointed Chief Financial Officer and Secretary.

Mr. Murphy is a co-founder of the Company and has served as Executive Vice President and a director since March 1986 and Chief Financial Officer since 1998. He was appointed as Acting President and Chief Executive Officer by the Board of Directors on August 30, 2005. Currently, he is responsible for all operational aspects of the Company. From 1984 to 1986, he was the Operations Manager for Campus Dining at the University of New Haven. From 1983 to 1984, he was involved in operations at Hamilton College in Clinton, New York and Fairleigh Dickinson University in Madison, New Jersey. Mr. Murphy received his B.S. degree in International Business from Quinnipiac University in Hamden, Connecticut, and a certificate in Exporting Marketing from the same college. He has also completed post graduate courses in business.

Mr. Malota was employed as Director of Special Operations of the Company from July 2005 to February 2007. Mr. Malota has extensive financial experience with over 15 years working in corporate finance and accounting. Mr. Malota served as a consultant from June 2000 to June 2005 to multi-national and international corporations including Danzas-Air Express International from June 2000 to December 2001 and GE Capital from March 2002 to December 2004. Prior to June 2000, he served as a corporate controller for medium size corporations in both service and manufacturing. He has additional experience in mergers and acquisitions, corporate planning, internal controls, taxation and project management. He graduated from Sacred Heart University in December 1989 with a degree in Finance and completed his MS Degree in Corporate Tax from the University of New Haven in May 1998.

Mr. Murphy’s employment agreement effective January 21, 2004, was amended on February 23, 2007 to reflect his new title and current salary of $190,000 per year. Other terms of the agreement dated January 21, 2004 that carried over to the amended agreement  includes a term extending through January 21, 2009, participation in the Company’s stock option plans on a basis consistent with other officers of the Company and his salary may be increased by the Compensation Committee from time to time. In addition, the employment agreement provides that if Mr. Murphy were to terminate employment for good reason or if the Company terminated his employment for any reason except good cause (as defined), the Company would pay severance benefits constituting his salary and fringe benefits throughout the term of the agreement or for two years, whichever is greater. If such termination occurred after a change of control, the Company would pay a special severance benefit equal to six months salary, plus

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fringe benefits, for every calendar year of his employment with the Company. In the event that Mr. Murphy’s employment terminated because of his disability, the Company would pay a severance benefit of one year’s salary plus benefits. The employment agreement provides that any disputes will be settled by binding arbitration rather than court action.

In connection with Mr. Malota’s employment, he and the Company entered into an employment agreement dated February 23, 2007. The material terms of the employment agreement are as follows:

•
Mr. Malota will serve as Chief Financial Officer and Secretary of the Company commencing on February 23, 2007, until September 30, 2008, unless terminated earlier or renewed. The term will automatically extend for successive periods of one year each, unless either party gives written notice to the Company.

•	Mr. Malota will receive an annual salary of $165,000, subject to performance reviews by the Chief Executive Officer.

•
Mr. Malota will receive health, life and disability insurance on terms offered to other officer’s of the Company and expense reimbursement for reasonable travel and other expenses for the Company’s benefit.

•
Mr. Malota will receive 100,000 shares of the Company’s common stock which vested 50,000 shares on February 23, 2007, 25,000 shares on August 23, 2007 and 25,000 shares on February 23, 2008, provided he is employed by the Company.

•
Mr. Malota will be entitled to participate in any employee benefit plans including stock option plans or receive bonuses or incentive compensation under terms and conditions to be determined by the Board of Directors in its discretion.

The above descriptions of the employment agreements of Messrs. Murphy and Malota are not complete and are qualified entirely by the reference to the text of the agreements, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by this reference.

Section 9.  Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description
99.1	Amended Executive Employment Agreement of David Murphy dated February 23, 2007
99.2	Executive Employment Agreement of Michael C. Malota dated February 23, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST AMERICA CORPORATION

Dated: February 27, 2007	By: /s/ David Murphy
David Murphy
Chief Executive Officer

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HOST AMERICA CORPORATION
EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Amended Executive Employment Agreement of David Murphy dated February 23, 2007
99.2	Executive Employment Agreement of Michael C. Malota dated February 23, 2007

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